UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 11, 2016 (March 10, 2016)

Date of Report (Date of earliest event reported)

HARTE HANKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-07120	74-1677284
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9601 McAllister Freeway, Suite 610

San Antonio, Texas  78216

210/829-9000

(Address of principal executive offices and Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                Entry into a Material Definitive Agreement.

Senior Secured Credit Agreement

On March 11, 2016, Harte Hanks, Inc. (“Harte Hanks”) announced that on March 10, 2016, Harte Hanks entered into a senior secured credit facility with Wells Fargo Bank, N.A., as Administrative Agent, consisting of a maximum $65 million revolving credit facility (the “2016 Revolving Credit Facility”), and a $45 million term loan facility (the “2016 Term Loan” and collectively with the 2016 Revolving Credit Facility, the “Secured Credit Facilities”). The Secured Credit Facilities are secured by substantially all of the assets of Harte Hanks and its material domestic subsidiaries. The Secured Credit Facilities will be used for general corporate purposes, and were used to replace, and repay remaining outstanding balances on, Harte Hanks’ (i) $80 million unsecured revolving loan facility dated August 8, 2013, with Bank of America, N.A., as Administrative Agent, and (ii) $122.5 million unsecured term loan dated August 16, 2011, with Bank of America, N.A., as Administrative Agent (together, the “Old Debt Facilities”).  The credit and guarantee agreements related to the Old Debt Facilities will likewise be terminated.

The 2016 Revolving Credit Facility allows for loans up to the lesser of (i) $65 million, or (ii) 85% of eligible domestic accounts receivable plus, subject to certain sublimits, 85% of eligible foreign accounts receivable, plus the lower of (a) $15 million, or (b) 85% of eligible unbilled accounts receivable, all of which are subject to customary reserves and eligibility criteria.  The outstanding amount of the 2016 Term Loan will be repayable on a monthly basis in an amount equal to 1/120th of the original principal amount of the 2016 Term Loan. Any amount remaining unpaid will be due and payable in full on the Maturity Date (March 10, 2021). So long as an established amount of availability under the 2016 Revolving Credit Facility is maintained (described below), the 2016 Term Loan may be prepaid in whole or in part at any time, subject to prior written notice and payment of a prepayment premium (3% in the first year, 2% in the second year and 1% in the third year) of the outstanding principal balance of the amount of the 2016 Term Loan prepaid during such year.

The Term Loan is subject to mandatory prepayments from the net proceeds of certain asset dispositions (subject to customary reinvestment exceptions), and the incurrence of certain indebtedness, which prepayments are subject to the prepayment premium.  Additionally, if Harte Hanks’ leverage ratio is greater than (i) 2.0 to 1.0 in 2016, or (ii) 1.75 to 1.0 in any subsequent year, the Term Loan is subject to mandatory prepayments in an amount equal to 50% of the excess cash flow of Harte Hanks and its subsidiaries. Prepayments made with respect to excess cash flow are not subject to the prepayment premium.  Voluntary prepayments of the 2016 Term Loan and mandatory prepayments of the 2016 Term Loan from excess cash flow are not permitted if availability under the 2016 Revolving Credit Facility is less than the greater of (a) 13.5% of the maximum amount of the 2016 Revolving Credit Facility, and (b) $14,850,000 with respect to voluntary prepayments, and the greater of (1) 10.0% of the maximum amount of the 2016 Revolving Credit Facility, and (2) $11,000,000 with respect to excess cash flow payments.

The loans under the Secured Credit Facilities will accrue interest at a rate equal to, at Harte Hank’s option, (i) the base rate plus the applicable margin, or (ii) the LIBOR rate (as defined and limited in the Secured Credit Facilities), plus the applicable margin. The base rate is the greatest of (a) the prime lending rate as publicly announced from time to time by Wells Fargo, (b) the federal funds rate plus 0.5%, and (c) the LIBOR rate for one month interest plus 1.00% per annum. The applicable margin for the 2016 Revolving Credit Facility is determined based upon the amount available to be borrowed under the 2016 Revolving Credit Facility in excess of trade payables aged in excess of historical levels and book overdrafts and ranges between 1.0 to 1.5% for loans accruing interest at the base rate and 2.0 to 2.5% for loans accruing interest at the LIBOR rate. The applicable margin for the 2016 Term Loan is 7.22% for loans accruing interest at the LIBOR rate and 6.22% for loans accruing interest at the base rate. Harte Hanks will also pay an unused line of credit fee in an amount between 0.25% and 0.375% on the unused capacity on the 2016 Revolving Credit Facility outstanding amount.

Under the Secured Credit Facilities, Harte Hanks is required to maintain certain financial covenants including: (i) a fixed charge coverage ratio of at least 1.0 to 1.0 for each 12-month period at the end of each month through June 2016, and 1.1 to 1.0 for each 12-month period at months’ end thereafter; (ii) a leverage ratio of 2.25 to 1.0 at each month end from March 31, 2016 to December 31, 2016, and 2.0 to 1.0 at each month end thereafter; (iii) a minimum rolling four-quarter period ending recurring revenue amount of $35.0 million at each quarter end from March 31, 2016 to September 30, 2016, and increasing quarterly from $35.2 million to $42.8 million each quarter thereafter; and (iv) capital expenditures may not exceed $14.0 million for the period from March 10, 2016 to December 31, 2016, and for each fiscal year thereafter.

The Secured Credit Facilities also contain customary covenants restricting Harte Hanks’ and its subsidiaries’ ability to create, incur, assume or become liable to indebtedness; create, incur or assume liens; consummate acquisitions; liquidate, dissolve, suspend, or cease subsidiaries or a substantial portion of the business; convey, sell, lease, license, assign, transfer or dispose of assets; change the nature of business; make prepayments and amendments to other obligations and indebtedness; pay dividends and distributions and repurchase capital stock; modify accounting methods (other than as required by GAAP); make or acquire investments; enter into certain transactions with affiliates; use proceeds; issue equity interests; and amend, increase, fail to pay amounts due to, or terminate certain employee benefits, including a pension plan or multi-employer plan.

The Secured Credit Facilities include certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments and a change of control.  If an event of default occurs, the Administrative Agent, at the direction of the lenders under the Secured Credit Facilities, will be entitled to take various actions, including the acceleration of all amounts due under the Secured Credit Facilities and all actions permitted to be taken by a secured creditor.

Due to the financial covenants and other terms of the Secured Credit Facilities, Harte Hanks anticipates that it will no longer declare dividends or repurchase stock for the foreseeable future.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of Registrant.

See Item 1.01 above for a description of the Secured Credit Facilities.

Item 9.01                Financial Statements and Exhibits

(d) Exhibits. The following exhibits are being furnished herewith.

10.1	Credit Agreement, dated as of March 10, 2016, between Harte Hanks, Inc., each lender from time to time party thereto, and Wells Fargo, N.A., as Administrative Agent.

10.2

Guaranty and Security Agreement, dated as of March 10, 2016, by Harte Hanks, Inc. in favor of Wells Fargo, N.A., as Administrative Agent, for the benefit of the Guaranteed Parties (as defined in the Credit Agreement).

99.1	Press Release of Harte Hanks, Inc. issued March 11, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Harte Hanks, Inc.

Dated: March 11, 2016

By:	/s/ Robert L. R. Munden
Senior Vice President,
General Counsel & Secretary